UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2)*

                              CURON MEDICAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  231292 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 14, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 13 pages

CUSIP No. 231292 10 3                                         Page 2 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Enterprise Associates III, L.P.(1)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,583,589 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,583,589 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,583,589 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.16%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(1) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

                               Page 2 of 13 pages

CUSIP No. 231292 10 3                                         Page 3 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OEA III Management, L.L.C.(2)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,583,589 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,583,589 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,583,589 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.16%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(2) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

                               Page 3 of 13 pages

CUSIP No. 231292 10 3                                         Page 4 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV, L.P.(3)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        784,434 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               784,434 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      784,434 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.99%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(3) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                               Page 4 of 13 pages

CUSIP No. 231292 10 3                                         Page 5 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV Enterpreneurs, L.P.(4)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        23,366 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               23,366 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,366 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .12%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(4) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                               Page 5 of 13 pages

CUSIP No. 231292 10 3                                         Page 6 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV Manaagement, L.L.C.(5)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        807,800 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               807,800 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      807,800 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.12%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(5) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                               Page 6 of 13 pages

CUSIP No. 231292 10 3                                         Page 7 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Venture Services Corporation(6)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        94,100 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0- shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               94,100 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0- shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      94,100 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.47%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------
(6) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

                               Page 7 of 13 pages

CUSIP No. 231292 10 3                                         Page 8 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0- shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,485,489 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0- shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,485,489 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,485,489 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.70%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 13 pages

CUSIP No. 231292 10 3                                         Page 9 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Terry L. Opdendyk
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0- shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,485,489 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0- shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,485,489 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,485,489 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.70%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 13 pages

Item 1.

(a) Name of Issuer: Curon Medical, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  735 Palomar Avenue
                  Sunnyvale, California  94085
                  United States of America

Item 2.

(a) Name of Person Filing:

         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET IV, L.P. ("ONSETIV")
         ONSET IV Entrepreneurs, L.P. ("ONSETIVE")
         ONSET IV Management, L.L.C. ("ONSETIVM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

 (c) Citizenship/Place of Organization:


         Entities:                  OEAIII            -        Delaware
                                    OEAIIIM           -        Delaware
                                    ONSETIV           -        Delaware
                                    ONSETIVE          -        Delaware
                                    ONSETIVM          -        Delaware
                                    OVSC              -        California

         Individuals:               RFK               -        United States
                                    TLO               -        United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 231292 10 3

Item 3.

Not applicable.

                              Page 10 of 13 pages

Item 4. Ownership.

------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

                      OEAIII      OEAIIIM     ONSETIV     ONSETIVE     ONSETIVM      OSVC         RFK         TLO
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

(a)    Beneficial   2,583,589    2,583,589    784,434      23,366      807,800      94,100     3,485,489   3,485,489
       Ownership
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

(b)    Percentage       13.16%       13.16%       3.99%       .12%        4.12%        .47%        17.70%      17.70%
       of Class
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

(c)    Sole         2,583,589    2,583,589    784,434      23,366      807,800      94,100        -0-         -0-
       Voting
       Power
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

       Shared          -0-          -0-         -0-          -0-         -0-          -0-      3,485,489   3,485,489
       Voting
       Power
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

       Sole         2,583,589    2,583,589    784,434      23,366      807,800      94,100        -0-         -0-
       Dispositive
       Power
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

       Shared          -0-          -0-         -0-          -0-         -0-          -0-      3,485,489   3,485,489
       Dispositive
       Power
------ ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreement of OEAIII, ONSETIV, and ONSETIVE and the limited liability company agreement of OEAIIIM and ONSETIVM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 11 of 13 pages

Date:    January 29, 2003

ONSET ENTERPRISE ASSOCIATES III, L.P.              ONSET IV, L.P.


By:      OEA III Management, L.L.C.                By:      ONSET IV Management, L.L.C.
         Its general partner                                Its general partner

By:      /s/ Terry L. Opdendyk                     By:      /s/ Terry L. Opdendyk
   ---------------------------------------            -----------------------------------------
         Managing Director                                  Managing Director


OEA III MANAGEMENT, L.L.C.                         ONSET IV ENTREPRENEURS, L.P.


                                                   By:      ONSET IV Management, L.L.C.
                                                            Its general partner

By:      /s/ Terry L. Opdendyk                     By:      /s/ Terry L. Opdendyk
   ---------------------------------------            -----------------------------------------
         Managing Director                                  Managing Director


ONSET VENTURE SERVICES CORPORATION


By:      /s/ Robert F. Kuhling, Jr.
   ---------------------------------------
         President


         /s/ Robert F. Kuhling, Jr.
------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
------------------------------------------
         Terry L. Opdendyk


EXHIBITS

A: Joint Filing Statement

                              Page 12 of 13 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

January 29, 2003

ONSET ENTERPRISE ASSOCIATES III, L.P.              ONSET IV, L.P.


By:      OEA III Management, L.L.C.                By:      ONSET IV Management, L.L.C.
         Its general partner                                Its general partner

By:      /s/ Terry L. Opdendyk                     By:      /s/ Terry L. Opdendyk
   ---------------------------------------            -----------------------------------------
         Managing Director                                  Managing Director


OEA III MANAGEMENT, L.L.C.                         ONSET IV ENTREPRENEURS, L.P.


                                                   By:      ONSET IV Management, L.L.C.
                                                            Its general partner

By:      /s/ Terry L. Opdendyk                     By:      /s/ Terry L. Opdendyk
   ---------------------------------------            -----------------------------------------
         Managing Director                                  Managing Director


ONSET VENTURE SERVICES CORPORATION


By:      /s/ Robert F. Kuhling, Jr.
   ---------------------------------------
         President


         /s/ Robert F. Kuhling, Jr.
------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
------------------------------------------
         Terry L. Opdendyk

                              Page 13 of 13 pages